Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

AMONG

NEIGHBORHOOD CONNECTIONS, INC.,

NEIGHBORHOOD CONNECTIONS ACQUISITION CORPORATION

AND

LPATH THERAPEUTICS INC.

Exhibit A -	Certificate of Merger
Exhibit B -	Escrow Agreement
Exhibit C -	Investment Letter

i

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (hereinafter the “Agreement”) is entered into effective as of this 15th day of July, 2005, by and among Neighborhood Connections, Inc., a Nevada corporation (hereinafter “NCI”); Neighborhood Connections Acquisition Corporation, a newly-formed Nevada corporation (hereinafter “NCI Sub”); Ruth Selmon, the principal stockholder and founder of NCI (hereinafter the “Founder”); and Lpath Therapeutics Inc., a Delaware corporation (hereinafter “Lpath”).

RECITALS

WHEREAS, NCI desires to acquire Lpath as a wholly owned subsidiary and to issue shares of NCI Class A Common stock to the stockholders of Lpath upon the terms and conditions set forth herein.  NCI Sub is a wholly owned acquisition corporation of NCI that shall be merged into Lpath, whereupon Lpath shall be the surviving corporation of said merger and shall become a wholly owned subsidiary of NCI (NCI Sub and Lpath are sometimes collectively hereinafter referred to as the “Constituent Corporations”).

WHEREAS, the boards of directors of NCI and Lpath, respectively, deem it advisable and in the best interests of such corporations and their respective stockholders that NCI Sub merge with and into Lpath pursuant to this Agreement and the Certificate of Merger (in the form attached hereto as Exhibit “A”) and pursuant to applicable provisions of law (such transaction hereafter referred to as the “Merger”).

WHEREAS, NCI Sub has an authorized capitalization consisting of 1,000 shares of $0.001 par value common stock, of which 1,000 shares shall be issued and outstanding and owned by NCI as of the closing of the Merger;

WHEREAS, Lpath has an authorized capitalization consisting of (i) 20,003,183 shares of common stock, $0.001 par value per share (“Lpath Common Stock”), of which 2,480,000 shares are currently issued and outstanding, as of the date hereof, and (ii) 10,053,183 authorized shares of Series A Convertible Preferred Stock,  $0.001 par value per share (“Preferred Stock”), of which 10,053,183 shares are currently issued and outstanding.

WHEREAS, prior to the closing of the Merger, Lpath will exchange all of its currently outstanding shares of Preferred Stock for additional shares of Lpath Common Stock.

WHEREAS, as of the date hereof, Lpath has outstanding warrants to purchase: (i) 390,000 shares of Common Stock at a purchase price of $0.05 and (ii) 840,000 shares of Common Stock at a purchase price of $0.60.  The convertible secured promissory noteholders also hold warrants that provide them the option to purchase approximately 530,000 shares of Common Stock, should the Merger close, at a price that is 20% of the price of the shares sold in the Units described in subsequent paragraphs.  In addition, a total of 2,600,000 shares of common stock have been reserved for issuance under Lpath’s 1998 Stock Option Plan, and as of June 30, 2005, stock options relating to 20,000 shares of common stock have been exercised and stock options with 2,550,000 underlying shares of common stock have been issued and are outstanding, thereby leaving a balance of 30,000 shares reserved for future issuance (not including any shares of common stock that may be returned to the plan as a result of result of any cancellation of a previously issued, vested and unexercised stock option under the 1998 Stock Option Plan).

WHEREAS, prior to the closing of the Merger, Lpath will sell (i) up to an additional 600,000 shares of Common Stock and (ii) warrants to purchase up to an additional 720,000 shares of Common Stock in the final closings of its Common-Stock Bridge Round, the first closing of which was June 30, 2005.

WHEREAS, immediately prior to the closing of the Merger, Lpath will, in connection with its planned private placement, issue “Units” (consisting of two (2) shares of Lpath Common Stock and a warrant to purchase one (1) additional share of Lpath Common Stock) to (i) to the holders of Lpath convertible secured promissory notes (having a principal balance of $910,000) who have agreed to convert their convertible secured promissory notes into additional Shares, and (ii) the subscribers in the transaction to purchase Units (as further described in that certain Confidential Private Placement Memorandum dated July 2005).  All of the foregoing additional shares of Lpath Common Stock and stock purchase warrants will be issued and will be outstanding prior to the Effective Date (as hereinafter defined), and will be exchanged for NCI common stock and NCI common stock purchase warrants in the Merger in the same manner as all other currently outstanding shares of Lpath Common Stock and warrants are exchanged.

NOW THEREFORE, for the mutual consideration set out herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1.             Plan of Reorganization.  The parties to this Agreement do hereby agree that NCI Sub shall be merged with and into Lpath upon the terms and conditions set forth herein and in accordance with the provisions of the Delaware General Corporation Law.  It is the intention of the parties hereto that this transaction qualify as a tax-free reverse triangular merger under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.  To the extent that the transactions contemplated herein are not deemed to satisfy the then applicable requirements of Section 368(a)(2)(E), the parties hereto agree to amend, adjust, restated or otherwise modify, to the extent permissible by applicable law, the provisions herein satisfy such requirements.

2.             Terms of Merger.  In accordance with the provisions of this Agreement and the requirements of applicable law, NCI Sub shall be merged with and into Lpath as of the Effective Date (the terms “Closing” and “Effective Date” are defined in Section 6 hereof).  Lpath shall be the surviving corporation (hereinafter sometimes the “Surviving Corporation”) and the separate existence of NCI Sub shall cease when the Merger shall become effective.  Consummation of the Merger shall be upon the following terms and subject to the conditions set forth herein:

(a)     Corporate Existence.

(1)           Commencing with the Effective Date, the Surviving Corporation shall continue its corporate existence as a Delaware corporation and (i) it shall thereupon and thereafter possess all rights, privileges, powers, franchises and property (real, personal and mixed) of each of the Constituent Corporations; (ii) all debts due to either of the Constituent Corporations, on whatever account, all causes in action and all other things belonging to either of the Constituent Corporations shall be taken and deemed to be transferred to and shall be vested in the Surviving Corporation by virtue of the Merger without further act or deed; and (iii) all rights of creditors and all liens, if any, upon any property of any of the Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Effective Date, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation.

(2)           At the Effective Date, (i) the Certificate of Incorporation and the By-laws of the Surviving Corporation, as existing immediately prior to the Effective Date, shall be and remain the Certificate of Incorporation and By-Laws of the Surviving Corporation; (ii) the members of the Board of Directors of the Surviving Corporation holding office immediately prior to the Effective Date shall remain as the members of the Board of Directors of the Surviving Corporation (if on or after the Effective Date a vacancy exists on the Board of Directors of the Surviving Corporation, such vacancy may thereafter be filled in a manner provided by applicable law and the By-laws of the Surviving Corporation); and (iii) until the Board of Directors of the Surviving Corporation shall otherwise determine, all persons who hold offices of the Surviving Corporation at the Effective Date shall continue to hold the same offices of the Surviving Corporation.

(b)     Conversion of Securities.

As of the Effective Date and without any action on the part of NCI, NCI Sub, Lpath or the holders of any of the securities of any of these corporations, each of the following events shall occur.

(1)           Each share of Lpath Common Stock issued and outstanding immediately prior to the Effective Date (which shall also include any shares of Common Stock that have been subscribed pursuant to the Offering (as defined in Section 2(c)(4) below) and held in escrow pending the Closing) shall be converted into one (1) share of NCI Class A Common Stock.  Except for shares held by NCI, all such shares of Lpath Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 3 hereof, certificates evidencing such number of shares of NCI Class A Common Stock, respectively, into which such shares of Lpath Common Stock were converted, together with any legends deemed necessary or appropriate by NCI or its counsel.  The holders of such certificates previously evidencing shares of Lpath Common Stock outstanding immediately prior to the Effective Date shall cease to have any rights with respect to such shares of Lpath Common Stock except as otherwise provided herein or by law.  Notwithstanding anything to the contrary contained herein, no party hereto (including any transfer or exchange agent) shall have any liability to a holder of a certificate for the payment of the consideration to be issued in accordance with the provisions hereof if such consideration is paid to a public official pursuant to any applicable abandoned property, escheat, or similar law.  If any certificates shall not have been surrendered prior to three (3) years after the Effective Date (or immediately prior to such earlier date on which any payment in respect thereof would otherwise escheat to or become the property of any governmental unit or agency), the payment in respect of such certificates shall, to the extent permitted by applicable law, become the property of the NCI, free and clear of all claims of interest of any person previously entitled thereto.  Lost certificates shall be treated in accordance with the normal procedures of the transfer or exchange agent in charge of the shareholders of record of NCI following the Merger.

(2)           Any shares of capital stock held in the treasuries of Lpath or NCI immediately prior to the Effective Date shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(3)           Each share of capital stock of NCI Sub issued and outstanding immediately prior to the Effective Date shall remain in existence as one share of common stock of the Surviving Corporation, which shall be owned by NCI.

(4)           1,500,000 shares of NCI Class A Common Stock issued and outstanding immediately prior to the Merger (the number of outstanding shares reflecting the return of shares to the treasury by Ruth Selmon) of NCI referred to in Section 7(e) below) will remain outstanding after the Merger.

(c)     Other Matters.

(1)           Upon the effectiveness of the Merger, and pending requisite shareholder approvals of a stock option plan for NCI and warrant issuances (which shall also include any warrants to purchase Common Stock of Lpath that have been issued pursuant to the Offering and held in escrow pending the Closing), each outstanding option or warrant to purchase Lpath Common Stock or Preferred Stock, whether or not then exercisable, shall be converted into an option or warrant to purchase (in substitution for each share of Lpath Common Stock or Preferred Stock subject to an Lpath option or warrant) one (1) share of NCI Class A Common Stock at a price equal to the exercise price in effect immediately prior to the Merger.  All other terms and conditions of each Lpath option or warrant shall remain the same.

(2)           At the Closing, the number of directors of NCI will be increased to six.  The then-existing two directors of NCI shall then nominate and elect to the Board of Directors of NCI the four persons designated by Lpath, and all of the persons serving as directors and officers of NCI immediately prior to the Closing shall thereafter resign from all of their positions with NCI, effective immediately after the Closing.

(3)           Appraisal RightsSECTION Appraisal Rights.  Holders of shares of Lpath Common Stock, who duly exercise and perfect appraisal rights under the provisions of the Delaware General Corporation Law (the “DGCL”) (such shares referred to herein as “Dissenting Shares”) shall have the appraisal rights set forth in the DGCL and no other rights; provided, however, that Dissenting Shares beneficially and legally owned by the holder thereof at the Effective Date who shall, after the Effective Date, withdraw the demand for appraisal or lose the right of appraisal as provided in such law, shall be deemed to be converted as of the Effective Date, into the right to receive the consideration set forth in this Section 2.

(4)           Subject to Section 8(o), immediately prior to the Merger becoming effective under Delaware law, and on the day of such effectiveness, Lpath shall close the Offering (as hereinafter defined).  All of the shares of Lpath Common Stock issued as part of the Offering shall be included in the shares of Lpath that are outstanding at the time of the Merger and will be converted/exchanged in the Merger accordance with Section 2(b)(1) above, and all warrants issued as part of the Offering will be exchanged for warrants to purchase NCI common stock in accordance with Section 2(c)(1) above.

As used under this Agreement, the “Offering” shall mean a private offering under Regulation D, Rule 506, as promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), as further described in that certain Confidential Private Placement Memorandum dated July 2005 (the “PPM”), as it exists or may be hereinafter amended.  Lpath will commence the Offering in good faith following the date hereof and shall continue the Offering until either September 30, 2005 (or up to November 30, 2005 in the event that Lpath elects to extend the Offering) or the maximum amount (not to exceed $10 million) is raised.  Proceeds from the offering shall be placed with an escrow agent as described in the PPM until the Closing.

3.             Delivery of Shares.  On or as soon as practicable after the Effective Date, Lpath will use reasonable efforts to cause all holders of Lpath Common Stock, including the holders of the Preferred Stock or convertible debt of Lpath who have converted their shares of Preferred Stock or convertible debt into Lpath Common Stock (collectively, the “Lpath Stockholders”) to surrender to NCI’s transfer agent for cancellation certificates representing their shares of Lpath Common Stock, against delivery of certificates representing the shares of NCI Class A Common Stock for which the Lpath shares are to be converted in the Merger.  Until surrendered and exchanged as herein provided, each outstanding certificate which, prior to the Effective Date, represented Lpath Common Stock shall be deemed for all corporate purposes to evidence ownership of the same number of shares of NCI Class A Common Stock into which the shares of Lpath Common Stock represented by such Lpath certificate shall have been so converted.

4.             Representations of Lpath.  Lpath hereby represents and warrants as follows, which warranties and representations shall also be true as of the Effective Date:

(a)     As of the date hereof, the total number of shares of Lpath Common Stock issued and outstanding is 2,480,000, and the total number of shares of Preferred Stock currently outstanding is 10,053,183 shares (which shares of Preferred Stock will be converted into 10,053,183 shares of Lpath Common Stock prior to the Closing).

(b)     The Lpath Common Stock constitutes duly authorized, validly issued shares of capital stock of Lpath.  All shares of Lpath Common Stock are fully paid and nonassessable.

(c)     The Lpath audited financial statements as of and for the years ended December 31, 2003 and 2004, which have been delivered to NCI (hereinafter referred to as the “Lpath Financial Statements”), fairly present the financial condition of Lpath as of the dates thereof and the results of its operations for the periods covered.  Other than as set forth in any schedule or Exhibit attached hereto, and except as may otherwise be set forth or referenced herein, there are no material liabilities or obligations, either fixed or contingent, not disclosed or referenced in the Lpath Financial Statements or in any exhibit thereto or notes thereto other than contracts or obligations occurring in the ordinary course of business since December 31, 2004; and no such contracts or obligations occurring in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of Lpath as reflected in the Lpath Financial Statements.  Lpath has or will have at the Closing, good title to all assets shown on the Lpath Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth therein and liens and encumbrances of record.  The Lpath Financial Statements have been prepared in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto and except for footnotes).

(d)     [Intentionally deleted.].

(e)     Lpath is not a party to any material pending litigation or, to the knowledge, after due investigation, of its executive officers (herein, “Knowledge”), any governmental investigation or proceeding, not reflected in the Lpath Financial Statements, and (ii) to its Knowledge, no material litigation, claims, assessments or any governmental proceedings are threatened against Lpath.

(f)      Lpath is in good standing in its state of incorporation, and is in good standing and duly qualified to do business in each state where required to be so qualified except where the failure to so qualify would have no material negative impact on Lpath.

(g)     Lpath has, or by the Effective Date will have, filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed in the ordinary course of business and has (or will have) paid or made adequate provisions for all taxes or assessments which have become due as of the Effective Date.

(h)     Lpath has not materially breached any material agreement to which it is a party.  Lpath has previously given NCI copies of or access to all material contracts, commitments and/or agreements to which Lpath is a party, including all contracts covering relationships or dealings with related parties or affiliates.

(i)      Lpath has no subsidiary corporations.

(j)      Lpath has made its corporate financial records, minute books, and other corporate documents and records available for review to present management of NCI prior to the Effective Date, during reasonable business hours and on reasonable notice.

(k)     Lpath has the corporate power to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been or will prior to the Closing and the Effective Date be duly authorized by the Board of Directors of Lpath and by the stockholders of Lpath.  The execution of this Agreement does not materially violate or breach any material agreement or contract to which Lpath is a party, and Lpath, to the extent required, has (or will have by Closing) obtained all necessary approvals or consents required by any agreement to which Lpath is a party.  The execution and performance of this Agreement will not violate or conflict with any provision of the Certificate of Incorporation or by-laws of Lpath.

(l)      Information regarding Lpath, which has been delivered by Lpath to NCI for use in connection with the Merger, is true and accurate in all material respects.

5.             Representations of NCI, NCI Sub and the Founder.  NCI, NCI Sub and the Founder hereby jointly and severally represent and warrant as follows, each of which representations and warranties shall continue to be true as of the Effective Date:

(a)     As of the Effective Date, the shares of NCI Class A Common Stock to be issued and delivered to the Lpath Stockholders hereunder and in connection herewith will, when so issued and delivered, constitute duly authorized, validly and legally issued, fully-paid, nonassessable shares of NCI capital stock, that and free of all liens and encumbrances.

(b)     NCI has the corporate power to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) have been or will prior to the Closing and the Effective Date be duly authorized by the respective Boards of Directors of NCI and NCI Sub and by NCI as the sole stockholder of NCI Sub and (ii) do not have to be approved or authorized by the stockholders of NCI.  The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which NCI or NCI Sub is a party or to which it is otherwise subject and will not violate any judgment, decree, order, writ, law, rule, statute, or regulation applicable to NCI, NCI Sub or their properties.  The execution and performance of this Agreement will not violate or conflict with any provision of the respective Articles or Certificate of Incorporation or by-laws of either NCI or NCI Sub.

(c)     NCI has delivered to Lpath a true and complete copy of its audited financial statements for the fiscal years ended December 31, 2003 and 2004, and the unaudited financial statements for the interim period ending March 31, 2005  (the “NCI Financial Statements”).  The NCI Financial Statements are complete, accurate and fairly present the financial condition of NCI as of the dates thereof and the results of its operations for the periods then ended.  There are no material liabilities or obligations either fixed or contingent not reflected therein.  The NCI Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of NCI as of the dates thereof and the results of its operations and changes in financial position for the periods then ended.  NCI Sub has no financial statements because it was recently formed solely for the purpose of effectuating the Merger and it has been, is and will remain inactive except for purposes of the Merger, and it has no assets, liabilities, contracts or obligations of any kind other than as incurred in the ordinary course in connection with its incorporation in Delaware.  NCI has no subsidiaries or affiliates except for NCI Sub, and NCI Sub has no subsidiaries or affiliates.

(d)     Since March 31, 2005, there have not been any material adverse changes in the financial condition of NCI.  At the Closing, neither NCI nor NCI Sub shall have any material assets and neither such corporation now has, nor shall it have, any liabilities of any kind other than those reflected in the March 31, 2005 financial statements and any costs or liabilities incurred in connection with the Merger (which costs and liabilities, including those liabilities reflected on the March 31, 2005 financial statements, collectively shall in no event exceed $25,000 in the aggregate).

(e)     Neither NCI nor NCI Sub is a party to, or the subject of, any pending litigation, claims, or governmental investigation or proceeding not reflected in the NCI Financial Statements, and to the Knowledge of the Founders, NCI and NCI Sub, there are no lawsuits, claims, assessments, investigations, or similar matters, threatened or contemplated against or affecting NCI Sub, NCI, or the management or properties of NCI or NCI Sub.

(f)      NCI and NCI Sub are each duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation; each has the corporate power to own its property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact.  Neither corporation is required to be qualified to do business in any state other than the states of Nevada.

(g)     NCI and NCI Sub have filed all federal, state, county and local income, excise, property and other tax, governmental and/or other returns, forms, filings, or reports, which are due or required to be filed by it prior to the date hereof and have paid or made adequate provision in the NCI Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns, filings or reports or pursuant to any assessments received.  Neither NCI nor NCI Sub is delinquent or obligated for any tax, penalty, interest, delinquency or charge and there are no tax liens or encumbrances applicable to either corporation.

(h)     As of the date of this Agreement, NCI’s authorized capital stock consists of (i) 60,000,000 shares of NCI Class A Common Stock, $.001 par value per share, of which 6,420,000 shares are presently issued and outstanding, (ii) 5,000,000 shares of Series A Preferred Shares, $0,001 par value per share, none of which are presently issued and outstanding, (iii) 5,000,000 shares of Series B Preferred Shares, $0.001 par value per share, none of which are presently issued and outstanding and (iv) 5,000,000 shares of Series C Preferred Shares, none of which are presently issued and outstanding. At the Closing, NCI shall have outstanding 1,500,000 shares of NCI Class A Common Stock and no other shares of its capital stock.  NCI Sub’s capitalization consists solely of 1,000 authorized shares of $0.001 par value common stock (“NCI Sub’s Common Stock”), of which 1,000 shares are outstanding, all of which are owned by NCI, free and clear of all liens, claims and encumbrances.  All outstanding shares of capital stock of NCI and NCI Sub are, and shall be at Closing, validly issued, fully paid and nonassessable.  There are no existing options, calls, claims, warrants, preemptive rights, registration rights or commitments of any character relating to the issued or unissued capital stock or other securities of either NCI or NCI Sub.

(i)      NCI and NCI Sub have (and at the Closing they will have) disclosed in writing to Lpath all events, conditions and facts materially affecting the business, financial conditions (including any liabilities, contingent or otherwise) or results of operations of either NCI or NCI Sub.

(j)      The financial records, minute books, and other documents and records of NCI and NCI Sub have been made available to Lpath prior to the Closing.  The records and documents of NCI and NCI Sub that have been delivered to Lpath constitute all of the records and documents of NCI and NCI Sub that the Founders is aware of or that are in his possession or in the possession of NCI or NCI Sub.

(k)     Neither NCI nor NCI Sub has breached, nor is there any pending, or to the Knowledge of the Founders, any existing or threatened claim that NCI or NCI Sub has breached, any of the terms or conditions of any agreements, contracts, commitments or other documents to which it is a party or by which it is, or its properties are bound.  The execution and performance of this Agreement will not violate any provisions of applicable law or any agreement to which NCI or NCI Sub is subject.  Each of NCI and NCI Sub hereby represent and warrant that it is not a party to any material contract or commitment other than appointment documents with NCI’s transfer agent, and that it has disclosed to Lpath in writing all previous or existing relationships or dealings with related or controlling parties or affiliates.  There are no currently existing agreements with any affiliates, related or controlling persons or entities.

(l)      NCI has complied with all of the provisions relating to the issuance of shares, and for the registration thereof, under the Securities Act, other applicable securities laws, and all applicable blue sky laws in connection with any and all of its stock issuance, including (i) the sale of the 5,000,000 shares of NCI Class A Common Stock to the Founder on September 18, 2002 and (ii) the private placement of 1,420,000 shares of NCI Class A Common Stock in June 2003.  There are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto involving federal and state securities laws.

(m)    [Intentionally deleted.]

(n)     All information regarding NCI which has been provided to Lpath by NCI or set forth in any document or other communication, disseminated to any former, existing or potential stockholders of NCI or to the public or filed with the NASD or the SEC or any state securities regulators or authorities is true, complete, accurate in all material respects, not misleading, and was and is in full compliance with all securities laws and regulations.

(o)     NCI is and has been in compliance with, and NCI has conducted any business previously owned or operated by it in compliance with, all applicable laws, orders, rules and regulations of all governmental bodies and agencies, including applicable securities laws and regulations and environmental laws and regulations, except where such noncompliance has and will have, in the aggregate, no material adverse effect.  NCI has not received notice of any noncompliance with the foregoing, nor is it aware of any claims or threatened claims in connection therewith.  NCI has never conducted any operations or engaged in any business transactions whatsoever other than as set forth in the reports NCI has previously filed with the SEC.

(p)     Without limiting the foregoing, NCI and any other person or entity for whose conduct NCI is legally held responsible are and have been in material compliance with all applicable federal, state, regional, local laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution, protection of the environment, health or safety, or environmental regulation or control (collectively, “Environmental Laws”).  Neither NCI nor any other person or entity for whose conduct NCI is legally responsible, has (i) received any notice, demand, request for information, or administrative or other inquiry relating to any alleged violation of an Environmental Law or the institution of any suit, action, claim or proceeding alleging such violation or investigation by any governmental authority or any third party of any such alleged violation, (ii) manufactured, generated, treated, stored, handled, processed, released, transported or disposed of any hazardous substance on, under, from or at any of NCI’s properties or any other properties, (iii) become aware or received notice of the release or disposal of any hazardous substances in violation of any applicable Environmental Law, on, under or at any of NCI’s properties or any other properties, (iv) become aware or received notice of any actual or potential material liability on the part of NCI for the response to or remediation of any hazardous substance at or arising from any of NCI’s properties or any other properties owned or operated by NCI or any other person for whose conduct NCI is legally responsible, or (v) become aware of or received notice of any actual or potential liability on the part of NCI for the costs of response to or remediation of hazardous substances at or arising from any properties owned or operated by NCI or any other person for whose conduct NCI is or may be held responsible.  For purposes of this Agreement, the term “hazardous substance” shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials or petroleum and petroleum products and any substances defined as, or included in the definition of, “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under any Environmental Law.  No Environmental Law imposes any obligation upon NCI arising out of or as a condition to any transaction contemplated hereby, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any governmental authority, the placement of any notice, acknowledgment, or covenant in any land records, or the modification of or provision of notice under any agreement, consent order, or consent decree.

(q)     NCI has filed all required documents, reports and schedules with the SEC, the NASD and any applicable state or regional securities regulators or authorities (collectively, the “NCI SEC Documents”).  As of their respective dates, the NCI SEC Documents complied in all material respects with the requirements of the Securities Act, the NASD rules and regulations and state and regional securities laws and regulations, as the case may be, and, at the respective times they were filed, none of the NCI SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements (including, in each case, any notes thereto) of NCI included in the NCI SEC Documents complied as to form and substance in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the financial position of NCI as of the respective dates thereof and the results of its operations and its cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

(r)      Except as and to the extent specifically disclosed in this Agreement and as may be specifically disclosed or reserved against as to amount in the latest balance sheet contained in the NCI Financials, there is no basis for any assertion against NCI of any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, including, without limitation, any liability for taxes (including e-commerce sales or other taxes), interest, penalties and other charges payable with respect thereto.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in any payment (whether severance pay, unemployment compensation or otherwise) becoming due from NCI to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of NCI, (b) increase any benefits otherwise payable to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of NCI, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

(s)     No aspect of NCI’s past or present business, operations, or assets is of such a character as would restrict or otherwise hinder or impair NCI from carrying on the business of Lpath as it is presently being conducted by Lpath.

(t)      NCI currently has no employees, consultants, or independent contractors other than Ruth Selmon.  Ruth Selmon and Bernadette Torres are the directors and executive officers of NCI, and Ruth Selmon is the sole director and officer of NCI Sub.

(u)     NCI has no material contracts, commitments, arrangements, or understandings relating to its business, operations, financial condition, prospects, or otherwise.  For purposes of this Section 5, “material” means payment or performance of a contract, commitment, arrangement, or understanding, which is expected to involve payments in excess of $5,000.

(v)     Other than this Agreement and the transactions contemplated hereby, there are no outstanding contracts, commitments or bids, or services, development, sales or other proposals of either NCI or NCI Sub.

(w)    There are no outstanding lease commitments that cannot be terminated without penalty upon 30-days notice, or any purchase commitments, in each case of either NCI or NCI Sub.

(x)      No representation or warranty by NCI or NCI Sub contained in this Agreement and no statement contained in any certificate, schedule or other communication furnished pursuant to or in connection with the provisions hereof contains or shall contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading.  There is no current or prior event or condition of any kind or character pertaining to NCI that may reasonably be expected to have a material adverse effect on NCI or Lpath and its subsidiaries.  Except as specifically indicated elsewhere in this Agreement, all documents delivered by NCI in connection herewith have been and will be complete originals, or exact copies thereof.

(y)     Assuming all corporate consents and approvals have been obtained and assuming the appropriate filings and mailings are made by NCI under the Securities Act and with the NASD and the Secretary of State of Delaware and Nevada, the execution and delivery by NCI of this Agreement and the closing documents and the consummation by NCI of the transactions contemplated hereby do not and will not (i) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority (except for such consents, approvals, actions, filing or notices the failure of which to make or obtain will not in the aggregate have a material adverse effect); or (ii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to NCI, or its business or assets.  NCI is not subject to, or a party to, any mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree or any other material restriction of any kind or character which would prevent, hinder or impair the continued operation of the business of NCI and Lpath after the Closing.

(z)      NCI does not maintain or have any obligation to make contributions to, any employee benefit plan (an “ERISA Plan”) within the meaning of Section (e)(3) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any other retirement, profit sharing, stock option, stock bonus or employee benefit plan (a “Non-ERISA Plan”).  NCI has heretofore delivered to Lpath true, correct and complete copies of each Non-ERISA Plan, if any.  All such Non-ERISA Plans have been maintained and operated in all material respects in accordance with all federal, state and local laws applicable to such plans, and the terms and conditions of the respective plan documents

6.             Closing.  The Closing of the transactions contemplated herein shall take place on such date (the “Closing”) as mutually determined by the parties hereto when all conditions precedent have been met and all required documents have been delivered, which Closing is shall occur on or before September 30, 2005 or at such date as may be determined by the parties hereto, provided, however that Lpath shall have the right at any time prior to September 30, 2005 to extend the date of the Closing until a subsequent date, but no later than November 30, 2005.  The “Effective Date” of the Merger shall be that date and time on which executed copies of the attached Certificate of Merger is filed with the Secretary of State of Delaware.  On the Effective Date, the stock transfer books of Lpath shall be closed and no transfer of shares of capital stock of Lpath shall thereafter be made, except for transfers of any Lpath Dissenting Shares, as permitted by law.  If, after the Effective Date, certificates representing shares of Lpath Common Stock are presented to NCI, they shall be cancelled and exchanged for the consideration provided in Section 2 hereof, unless NCI has reason to believe that such certificates were erroneously or improperly issued.

7.             Actions Prior to Closing.

(a)     Prior to the Closing, Lpath on the one hand, and NCI and NCI Sub on the other hand, shall be entitled to make such investigations of the assets, properties, business, and operations of the other party, and to examine the books, records, tax returns, financial statements and other materials of the other party as such investigating party deems necessary in connection with this Agreement and the transactions contemplated hereby.  Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and the parties hereto shall cooperate fully therein.  Until the Closing, and if the Closing shall not occur, thereafter, each party shall keep confidential and shall not use in any manner inconsistent with the transactions contemplated by this Agreement, and shall not disclose, nor use for their own benefit, any information or documents obtained from the other party concerning the assets, properties, business and operations of such party, unless such information (i) is readily ascertainable from public or published information, (ii) is received from a third party not under any obligation to keep such information confidential, or (iii) is required to be disclosed by any law or order (in which case the disclosing party shall promptly provide notice thereof to the other party in order to enable the other party to seek a protective order or to otherwise prevent such disclosure).  If this transaction is not consummated for any reason, each party shall return to the other all such confidential information, including notes and compilations thereof, promptly after the date of such termination.  The representations and warranties contained in this Agreement shall not be affected or deemed waived by reason of the fact that either party hereto discovered or should have discovered any representation or warranty is or might be inaccurate in any respect.

(b)     Prior to the Closing, Lpath shall convert or exchange all shares of its Preferred Stock currently outstanding into 10,053,183 shares of Lpath Common Stock.

(c)     Prior to the Closing, the holders of $910,000 principal amount of Lpath subordinated convertible promissory notes shall agree to convert such promissory notes into such number and type of securities as being offered pursuant to the contemplated private placement for shares of NCI Class A common stock following the execution of this Agreement.

(d)     Prior to the Closing, Lpath, NCI, NCI Sub, and the Founders agree not to issue any statement or communications to the public or the press regarding the transactions contemplated by this Agreement without the prior written consent of the other parties.  In the event that NCI is required under federal securities law to either (i) file any document with the SEC that discloses this Agreement or the transactions contemplated hereby, or (ii) to make a public announcement regarding this Agreement or the transactions contemplated hereby, NCI shall provide Lpath with a copy of the proposed disclosure no less than 48 hours before such disclosure is made and shall incorporate into such disclosure any reasonable comments or changes that Lpath may request.

(e)     Prior to the Closing, NCI will effect repurchase of 4,920,000 shares common stock from Ruth Selmon for $10,000, thereby decreasing the issued shares from 6,420,000 shares of NCI Class A Common Stock to 1,500,000 shares.

(f)      Except as contemplated by this Agreement or by the Offering, there shall be no stock dividend, stock split, recapitalization, or exchange of shares with respect to or rights issued in respect of NCI’s Common Stock after the date hereof and there shall be no dividends or other distributions paid on NCI’s Common Stock after the date hereof, in each case through and including the Effective Date.  NCI and NCI Sub shall conduct no business, prior to the Closing, other than in the ordinary course of business or as may be necessary in order to consummate the transactions contemplated hereby.

(g)     Prior to the Closing, if requested by Lpath, NCI’s Board of Directors shall approve a new stock option plan or amend its existing stock option plan in the manner requested by Lpath and submit such plan for approval to NCI’s stockholders in the manner required under applicable law or regulation.

(h)     All documents that NCI is responsible for filing with the SEC in connection with the transactions contemplated herein, including without limitation the information to be provided pursuant to Rule 14f-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) required to be filed at least ten (10) days prior to the Closing (the “14f-1 Information”) will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.  The information supplied by each of NCI and Lpath for inclusion in the materials used in connection with NCI’s consent solicitation of its stockholders shall not, at the time such consent solicitation is distributed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(i)      From the date of this Agreement until the Effective Date or the earlier termination of this Agreement, NCI and Lpath each shall direct and cause its employees, agents, and representatives (including any investment banker, attorney or accountant retained by such party) not to, directly or indirectly, initiate, solicit or encourage, any inquiries in respect of or the making of, any Acquisition Offer (as defined below) or engage in any negotiations concerning or provide any confidential or nonpublic information or data to, or afford access to the employees, properties or books or records of their respective businesses, or have any discussions with, any person relating to an Acquisition Offer, or otherwise facilitate any effort or attempt to make or implement an Acquisition Offer.  Within five (5) business days after receipt of an Acquisition Offer or any request for confidential or nonpublic information relating to or for access to the employees, properties, books or records of its business by any person who indicates that they may be considering making, or has made an Acquisition Offer, NCI or Lpath, as the case may be, shall notify the other of the fact that such event has occurred and shall notify the other of the person making such inquiry or an Acquisition Offer.  Notwithstanding the foregoing, NCI or Lpath may furnish information concerning its business, properties or assets to any other person or entity if its board of directors or any committee or independent members thereof, in the exercise of their fiduciary responsibilities, determines that such information should be provided to such other party.  In the event NCI or Lpath furnishes such information to a third party in accordance with its fiduciary responsibilities, it shall still inform the other person of such action.  The term “Acquisition Offer” means any offer or proposal for any merger, tender offer, sale, lease as lessor, license as licensor or other disposition of substantial assets, sale of capital stock or debt securities or similar transaction involving NCI or Lpath unless the acquiror expressly acknowledges and confirms the existence of all of the obligations of NCI or Lpath under this Agreement

(j)      SECTION Meetings of StockholdersPromptly after the date of this Agreement, Lpath shall take all action to approve this Agreement.  NCI shall take all action necessary in accordance with Nevada law, the Securities Act, the Exchange Act and other applicable law, and its Amended Articles of Incorporation and by-laws to obtain requisite approval by its stockholders to act on this Agreement by means of a meeting of stockholders or otherwise.  NCI shall use its reasonable best efforts to prepare, file and distribute a consent solicitation in order to solicit from its stockholders consents in favor of the approval and adoption of this Agreement (and any transactions contemplated herein) and to secure the vote or consent of its stockholders required by Nevada law, the Securities Act, the Exchange Act or other applicable law or regulation, to approve and adopt this Agreement, unless otherwise required by the applicable fiduciary duties of the directors of NCI, as determined by such directors in good faith after consultation with independent legal counsel.

8.             Conditions Precedent to the Obligations of Lpath.  All obligations of Lpath under this Agreement are subject to the fulfillment, prior to or as of the Closing and/or the Effective Date, as indicated below, of each of the following conditions:

(a)     The representations and warranties by or on behalf of NCI, NCI Sub, and the Founders contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection herewith shall be true at and as of the Closing and Effective Date as though such representations and warranties were made at and as of such time.

(b)     NCI and NCI Sub shall have performed and complied with all covenants, agreements, and conditions set forth or otherwise contemplated in, and shall have executed and delivered all documents required by, this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing.

(c)     On or before the Closing, the directors of NCI and NCI Sub, and NCI as sole stockholder of NCI Sub, shall have approved in accordance with applicable state corporation law the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

(d)     On or before the Closing Date, NCI and NCI Sub shall have delivered certified copies of resolutions of the sole stockholder and director of NCI Sub and of the directors of NCI approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable NCI and NCI Sub to comply with the terms of this Agreement, including the election of Lpath’ nominees to the Board of Directors of NCI and all matters outlined or contemplated herein.

(e)     The Merger shall be permitted by applicable state law and otherwise and NCI shall have sufficient shares of its capital stock authorized to complete the Merger and the transactions contemplated hereby.

(f)      At Closing, all of the directors and officers of NCI shall have resigned in writing from their positions as directors and officers of NCI effective upon the election and appointment of the Lpath nominees, and the directors of NCI shall take such action as may be necessary or desirable regarding such election and appointment of Lpath nominees.

(g)     At the Closing, all instruments and documents delivered by NCI or NCI Sub, including to Lpath Stockholders pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for Lpath.

(h)     The capitalization of NCI and NCI Sub shall be the same as described in Section 5(h), except that the number of outstanding shares of NCI Class A Common Stock shall have been decreased by the repurchase of stock by NCI to 1,500,000 shares.

(i)      The shares of restricted NCI capital stock to be issued to Lpath Stockholders at Closing will be validly issued, nonassessable and fully-paid under Nevada corporation law and will be issued in a nonpublic offering in compliance with all federal, state and applicable securities laws.

(j)      Lpath shall have received the advice of its tax advisor, to the extent it deems necessary, that this transaction is a tax-free reorganization as to Lpath and all of the Lpath Stockholders.

(k)     Lpath shall have received all necessary and required approvals and consents from required parties and from its stockholders.

(l)      At the Closing, NCI and NCI Sub shall have delivered to Lpath an opinion of NCI’s legal counsel dated as of the Closing to the effect that:

(1)           Each of NCI and NCI Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(2)           This Agreement has been duly authorized, executed and delivered by NCI and NCI Sub and is a valid and binding obligation of NCI and NCI Sub enforceable in accordance with its terms;

(3)           NCI and NCI Sub each through its Board of Directors and stockholders have taken all corporate action necessary for performance under this Agreement;

(4)           The documents executed and delivered to Lpath and Lpath Stockholders hereunder are valid and binding in accordance with their terms and vest in Lpath Stockholders all right, title and interest in and to the shares of NCI’s Common Stock to be issued pursuant to Section 2 hereof, and the shares of NCI capital stock when issued will be duly and validly issued, fully-paid and nonassessable;

(5)           NCI and NCI Sub each has the corporate power to execute, deliver and perform under this Agreement; and

(6)           Legal counsel for NCI and NCI Sub is not aware of any liabilities, claims or lawsuits involving NCI or NCI Sub.

(m)    Ruth Selmon shall have signed and delivered to Lpath at the Closing an escrow agreement (the “Escrow Agreement”) in a form set forth in Exhibit B, pursuant to which the Founder shall deposit 50,000 shares of her NCI Class A Common Stock with the legal firm of Thomas Cook., P.C., as escrow agent, as security for claims made by Lpath pursuant to this Agreement.

(n)     The holders of more than ten (10%) percent of the issued and outstanding shares of NCI Class A Common Stock shall not have demanded appraisal rights in respect of the Merger; and the holders of more than ten (10%) percent of the issued and outstanding shares of Lpath Common Stock (as determined on an as converted basis in the manner contemplated under this Agreement) shall not have demanded appraisal rights in respect of the Merger.

(o)     The Offering is completed and the funds contemplated to be raised under the Offering (not to exceed $10 million) are held under escrow as contemplated by the PPM and the subscription documentation referenced therein, provided, however, that so long as all other conditions under this Section 8 are satisfied prior to Closing, then Lpath shall be under the obligation to proceed to Closing if 80% of the amount contemplated to be raised under the Offering is successfully escrowed.  In addition, NCI shall agree in writing to assume the rights and obligations of Lpath under the subscription documentation executed in connection with the Offering.

9.             Conditions Precedent to the Obligations of NCI and NCI Sub.  All obligations of NCI and NCI Sub under this Agreement are subject to the fulfillment, prior to or at the Closing and/or the Effective Date, of each of the following conditions:

(a)     The representations and warranties by Lpath contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true at and as of the Closing and the Effective Date as though such representations and warranties were made at and as of such times.

(b)     Lpath shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;

(c)     Lpath shall cause each holder of more than 5% of the Lpath Common Stock outstanding at the Effective Date to deliver to NCI, at or as soon as practicable after Closing, a letter commonly known as an “Investment Letter,” in substantially the form attached hereto as Exhibit “C”, which letter acknowledges that the shares of NCI Class A Common Stock issued in the Merger are being acquired by said stockholders for investment purposes.

(d)     Lpath shall have converted all of its shares of Preferred Stock into shares of Lpath Common Stock.

(e)     Lpath shall deliver an opinion of its legal counsel to the effect that:

(1)           Lpath is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation;

(2)           This Agreement has been duly authorized, executed and delivered by Lpath;

(3)           The Board of Directors and stockholders of Lpath have taken all corporate action necessary for performance under this Agreement;

(4)           Lpath has the corporate power to execute, deliver and perform under this Agreement; and

(5)           Legal counsel for Lpath is not aware of any liabilities, claims or lawsuits involving Lpath.

10.          [Intentionally deleted.]

11.          Nature of Representations.  All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and the other documents delivered at the Closing and not upon any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

12.          Documents at Closing.  At the Closing, the following documents shall be delivered:

(a)     Lpath will deliver, or will cause to be delivered, to NCI the following:

(1)           a certificate executed by the President of Lpath to the effect that all representations and warranties made by Lpath under this Agreement are true and correct as of the Closing and as of the Effective Date, the same as though originally given to NCI or NCI Sub on said date;

(2)           a certificate from the state of Lpath’ incorporation dated within five business days of the Closing to the effect that Lpath is in good standing under the laws of said state;

(3)           Investment Letters in the form attached hereto as Exhibit “C” executed by each Lpath Common Stockholder who is the holder of 5% or more of the as converted issued and outstanding capital stock of Lpath;

(4)           such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

(5)           executed copy of the Certificate of Merger for filing in Delaware; and certified copies of resolutions adopted by the stockholders and directors of Lpath authorizing the Merger;

(6)           all other items, the delivery of which is a condition precedent to the obligations of NCI and NCI Sub, as set forth herein; and

(7)           the legal opinion required by Section 9(e) hereof.

(b)     NCI and NCI Sub will deliver or cause to be delivered to Lpath:

(1)           stock certificates representing those securities of NCI to be issued as a part of the Merger as described in Section 2 hereof;

(2)           a certificate of the President of NCI and NCI Sub, respectively, to the effect that all representations and warranties of NCI and NCI Sub made under this Agreement are true and correct as of the Closing, the same as though originally given to Lpath on said date;

(3)           certified copies of resolutions adopted by NCI’s and NCI Sub’s Board of Directors and NCI Sub’s stockholder authorizing the Merger and all related matters;

(4)           certificates from the jurisdiction of incorporation of NCI and NCI Sub dated within five business days of the Closing Date that each of said corporations is in good standing under the laws of said state;

(5)           opinion of NCI’s counsel as described in Section 8(l) above;

(6)           such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;

(7)           written resignation of all of the officers and directors of NCI and NCI Sub;

(8)           Escrow Agreement, signed by the Founders and NCI;

(9)           all other items, the delivery of which is a condition precedent to the obligations of Lpath, as set forth in Section 8 hereof.

13.          Finder’s Fees.  The Founders, NCI and NCI Sub, jointly and severally, represent and warrant to Lpath, and Lpath represents and warrants to each of the Founders, NCI and NCI Sub, that none of them, or any party acting on their behalf, has incurred any liabilities, either express or implied, to any “broker” or “finder” or similar person in connection with this Agreement or any of the transactions contemplated hereby.

14.          Post-Closing Covenants.

(a)     Financial Statements.  After the Closing, NCI shall timely file a current report on Form 8-K to report the Merger and file an amended report on Form 8-K/A at such time (but not longer than sixty days thereafter) to include the financial statements as required under the Exchange Act.  In addition, for a period of 12 months following the Closing, NCI shall use its commercially reasonable efforts to timely file all reports and other documents required to be filed by NCI under the Securities Exchange Act of 1934.

(b)     Standard and Poors.  If required, NCI shall use its commercially reasonable efforts to apply for listing with Standard and Poors Information Service.

(c)     OTC Bulletin Board.  For a period of 12 months following the Closing, NCI shall use its commercially reasonable efforts to cause its Common Stock to maintain listing the OTC Bulletin Board, The Nasdaq Stock Market, or any exchange.  Notwithstanding the foregoing, NCI shall not be deemed to be in breach of the foregoing covenant if it is removed from any trading system due to its failure to meet any balance sheet or other financial requirement established by the trading system.

(d)     Confidentiality.  The Founders hereby agrees that, after the Closing, they shall not publicly disclose any confidential information of either NCI, NCI Sub or Lpath, and that they shall not make any public statement or announcement regarding the Merger or the business, financial condition, prospects or operations of NCI or Lpath, without the prior written consent of Lpath.

15.          Miscellaneous.

(a)     Further Assurances.  At any time, and from time to time, after the Effective Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

(b)     Waiver.  Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party (in its sole discretion) to whom such compliance is owed.

(c)     Termination.  This Agreement and all obligations hereunder (other than those under Section 15(l)) may be terminated (i) after December 1, 2005 at the discretion of either party if the Closing has not occurred by November 30, 2005 (unless the Closing date is extended with the consent of both Lpath and NCI) for any reason other than the default hereunder by the terminating party, or (ii) at any time by the non-breaching party if any of the representations and warranties made herein by the other party have been materially breached.  In the event of the termination of this Agreement pursuant to this Section 15(c), this Agreement shall forthwith become void, there shall be no liability on the part of NCI or Lpath or any of their respective officers or directors to the other and all rights and obligations of any party hereto shall cease.

(d)     Amendment.  This Agreement may be amended only in writing as agreed to by all parties hereto.

(e)     Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested to the last known address of the noticed party.

(f)      Headings.  The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)     Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h)     Binding Effect.  This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

(i)      Entire Agreement.  This Agreement and the attached Exhibits, including the Certificate of Merger attached hereto as Exhibit “A”, is the entire agreement of the parties covering everything agreed upon or understood in the transaction.  There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

(j)      Time.  Time is of the essence.

(k)     Severability.  If any part of this Agreement is deemed to be unenforceable, the balance of the Agreement shall remain in full force and effect.

(l)      Responsibility and Costs.  Whether the Merger is consummated or not, all fees, expenses and out-of-pocket costs, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such costs and expenses, unless the failure to consummate the Merger constitutes a breach of the terms hereof, in which event the breaching party shall be responsible for all costs of all parties hereto.  The indemnification provisions of Section 10 shall not apply in the event of the termination of this Agreement prior to the Closing as a result of a breach hereof by either party.

(m)    Inapplicability of Indemnification Provisions.  The provisions contained in NCI’s Articles of Incorporation and/or bylaws for indemnifying officers and directors of that company shall not apply to the representations and warranties made herein by the Founders or the other officers of NCI.

(n)     Applicable Law.  This Agreement shall be construed and governed by the internal laws of the State of Nevada.

(o)     Jurisdiction and Venue.  Each party hereto irrevocably consents to the jurisdiction and venue of the state or federal courts located in Los Angeles County, State of California, in connection with any action, suit, proceeding or claim to enforce the provisions of this Agreement, to recover damages for breach of or default under this Agreement, or otherwise arising under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

NEIGHBORHOOD CONNECTIONS ACQUISITION CORPORATION.	NEIGHBORHOOD CONNECTIONS, INC.

By:
By:		Ruth Selmon,
Ruth Selmon,		President
President

THE FOUNDER	LPATH THERAPEUTICS INC.

Ruth Selmon	By:
Scott Pancoast, President & CEO